Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 12, 2016

Board of Directors

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW

Suite 900

Washington, DC 20005

Ladies and Gentlemen:

We are acting as tax counsel to DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”) and DuPont Fabros Technology, L.P., a Maryland limited partnership (the “Operating Partnership”) in connection with the public offering of up to 8,050,000 shares (including 1,050,000 shares to cover the exercise in full of the option to purchase additional shares) of the Company’s 6.625% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Series C Preferred Shares”), all of which Series C Preferred Shares are to be sold by the Company pursuant to a prospectus supplement dated May 10, 2016 (the “Prospectus Supplement”) and the accompanying prospectus dated June 2, 2015 (the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3ASR (File No. 333-204635) (the “Registration Statement”). In connection with the filing by the Company of a Current Report on Form 8-K on May 12, 2016 relating to the offer and sale of the Series C Preferred Shares, we have been asked to provide you with our opinion regarding the U.S. federal income tax matters specifically set forth below under the caption titled “Opinion.”

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with

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Board of Directors

DuPont Fabros Technology, Inc.

May 12, 2016

respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including but not limited to: (1) the Registration Statement; and (2) certain organizational documents of the Company and certain of its subsidiaries (those documents referred to in clauses (1) and (2), the “Reviewed Documents”).

In this regard, we have assumed with your consent the following:

(1) that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents are true, correct and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and

(3) that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Prospectus) may adversely affect the conclusions stated herein.

Opinion

Based upon, and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next paragraph below, we are of the opinion that the portions of the discussion in (A) the Prospectus under the heading “Certain United States Federal Income Tax Consequences” and (B) the Prospectus Supplement under the heading “Additional United States Federal Income Tax Consequences” that describe provisions of or conclusions under applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the filing by the Company of the Form 8-K and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the filing date of the

Board of Directors

DuPont Fabros Technology, Inc.

May 12, 2016

Form 8-K. Except as provided in the last paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Form 8-K and to the reference to Hogan Lovells US LLP under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, however, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP